                                                                 Exhibit (e)(10)

                           WILLAMETTE INDUSTRIES, INC.
                       1300 S.W. FIFTH AVENUE, SUITE 3800
                             PORTLAND, OREGON 97201

                               ------------------

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(F)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14F-1 THEREUNDER

                               ------------------

     This Information Statement is being mailed on or about January 29, 2002 with Amendment No. 83 to the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of Willamette Industries, Inc. ("Willamette" or the "Company"). You are receiving this Information Statement in connection with the possible election of persons designated by Weyerhaeuser Company ("Weyerhaeuser") to a majority of the seats on the Board of Directors of Willamette (the "Board"). You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used and not otherwise defined shall have the meaning set forth in the Schedule 14D-9.

     Company Holdings, Inc., a wholly-owned subsidiary of Weyerhaeuser ("CHI"), is offering to purchase (i) all of the outstanding common stock, par value $0.50 per share (the "Common Stock") of Willamette and (ii) unless validly redeemed by the Board, the associated rights to purchase shares of Series B Junior Participating Preferred Stock (the "Rights") at a price of $55.50 per share (the "Offer"). The Offer is scheduled to expire at Midnight on February 8, 2002,
New York City time. Pursuant to the Agreement and Plan of Merger, dated as of January 28, 2002 among Weyerhaeuser, CHI and Willamette (the "Merger Agreement"), upon the expiration of the Offer, if all conditions of the Offer have been satisfied or waived, it is contemplated that CHI will purchase all of the Common Stock validly tendered pursuant to the Offer and not withdrawn. The consummation of the Offer pursuant to the terms of the Merger Agreement would result in a change of control of Willamette.

     The information contained in this Information Statement concerning Weyerhaeuser and CHI has been furnished to Willamette by Weyerhaeuser and CHI, and Willamette assumes no responsibility for the accuracy or completeness of such information.

                               BOARD OF DIRECTORS

GENERAL

         The Common Stock is the only class of voting stock of Willamette outstanding and the holders of the Common Stock are entitled to one vote per share. As of January 24, 2002, there were 110,177,487 shares of Common Stock issued and outstanding. The Board currently consists of nine members, and there are currently no vacancies; the size and composition of the Board are subject to certain contractual commitments set forth in the Merger Agreement and described below. The Board currently is divided into three classes. The term of three directors expires in 2002, with three current directors continuing in office until 2003, and another three current directors continuing until 2004. Each director of Willamette holds office until such director's successor is elected and qualified or until such director's earlier resignation, retirement or removal.

RIGHT TO DESIGNATE DIRECTORS

     The Merger Agreement provides that, promptly following the purchase of any shares of Common Stock by CHI pursuant to the Offer, Weyerhaeuser shall be entitled to designate such number of directors, rounded to the nearest whole number, of the Board as will make the percentage of Willamette's directors designated by Weyerhaueser (the "Weyerhaeuser Designees") approximately equal to the percentage of Common Stock held by Weyerhaeuser and its affiliates. This will be accomplished either by increasing the size of the Board or obtaining the resignations of incumbent directors. Notwithstanding the foregoing, the Merger Agreement further provides that at least three directors who were directors of the Company as of the date of the Merger Agreement and who are not officers of the Company shall continue to serve on the Board until the effectiveness of the Merger. Willamette's obligation to cause designees of Weyerhaeuser to be elected or appointed to the Board is subject to Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended.

THE WEYERHAEUSER DESIGNEES

     Weyerhaeuser has informed the Company that the Weyerhaeuser Designees will be selected by Weyerhaeuser from among any of the directors and executive officers of Weyerhaeuser or CHI set forth below. The following table sets forth certain information with respect to individuals Weyerhaeuser may designate as the Weyerhaeuser Designees (including age as of the date hereof, current principal occupation or employment and five-year employment history). Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Weyerhaeuser. The business address of each person is c/o Weyerhaeuser Company at 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, their telephone number at that address is (253) 924-2345 and each such person is a citizen of the United States.

                                      Present Principal Occupation or Employment;
Name and Business Address   Age       Five-Year Employment History
-------------------------   ---       --------------------------------------------
Robert A. Dowdy              60       Mr. Dowdy is a vice president and general
                                      counsel of Weyerhaeuser. He has been an
                                      attorney with Weyerhaeuser since 1972.
                                      In 1991 he was appointed deputy general
                                      counsel and in 1997 he was elected
                                      vice president and general counsel. He is
                                      a member of the Association of General
                                      Counsel; the American Forest and Paper
                                      Association, General Counsel's Committee;
                                      the Advisory Counsel of the Kitsap County
                                      Foundation; and the board of the Law Fund.

Richard E. Hanson            58       Mr. Hanson is a senior vice president,
                                      Timberlands, of Weyerhaeuser. During his
                                      31-year career with Weyerhaeuser, he has
                                      held numerous management positions in the
                                      timberlands, wood products and paper
                                      businesses. Most recently, he served as
                                      vice president, Western Timberlands from
                                      1996 to 1998. Mr. Hanson is a member of
                                      the advisory committee of the Oregon State
                                      University Forest Research Laboratory and
                                      is a board member of Mountains to Sound
                                      Greenway. He is also a member of the board
                                      of trustees for the Oregon Zoo.

Steven R. Rogel              59       Mr. Rogel has been a director of
                                      Weyerhaeuser since 1997 and chairman of
                                      the board since 1999. Mr. Rogel has been
                                      Weyerhaeuser's president and chief
                                      executive officer since 1997. Prior to
                                      joining Weyerhaeuser, he served as the
                                      president and chief executive officer of
                                      Willamette from 1995 to 1997 and as
                                      president and chief operating office from
                                      1991 to 1995. He is also a director of the
                                      Kroger Company, Union Pacific Corporation
                                      and the Twin Harbors Council of Boy Scouts
                                      of America. He is also on the boards of
                                      the American Forest & Paper Association
                                      and the National Council of the Paper
                                      Industry for Air Stream Improvement, Inc.
                                      In addition, he is a trustee of Pacific
                                      University.

William C. Stivers           63       Mr. Stivers has been executive vice
                                      president and chief financial officer of
                                      Weyerhaeuser since 1998. He joined
                                      Weyerhaeuser in 1970 and served as senior
                                      vice president and chief financial officer
                                      from 1990 to 1998. Mr. Stivers is a
                                      director and officer of various
                                      Weyerhaeuser subsidiaries and affiliates.
                                      In addition, he is a director of the
                                      Factory Mutual Insurance Co.

     Weyerhaeuser has informed the Company that each of the individuals listed above has consented to act as a director, if so designated. If necessary, Weyerhaeuser may choose additional or other Weyerhaeuser Designees, subject to the requirements of Rule 14f-1.

     None of the Weyerhaeuser Designees is currently a director of, or holds any position with, the Company. Weyerhaeuser and CHI have advised the Company that, to the best of their knowledge, none of the Weyerhaeuser Designees or any of his affiliates (i) has a familial relationship with any directors or executive officers of the Company, or (ii) has been involved in any transactions with the Company or any of its directors, officers, or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, except as may be disclosed herein.

     In addition, Weyerhaeuser and CHI have advised the Company that Steven R. Rogel is the beneficial owner of 56,324 shares of Willamette's Common Stock, and that none of the other Weyerhaeuser Designees beneficially owns any securities (or any rights to acquire such securities) of the Company.

     Weyerhaeuser and CHI have advised the Company that none of the Weyerhaeuser Designees during the past five years, has (i) been party to federal bankruptcy law or state insolvency law proceedings, whereby a petition was filed by or against such designee or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such designee, (ii) been convicted in a criminal proceeding (excluding traffic misdemeanors) or (iii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order with respect to engaging in any type of business practice or enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or federal commodities laws, or a finding of any violation of federal or state securities laws.

                                                                               3
CURRENT BOARD OF DIRECTORS

     To the extent the Board will consist of persons who are not Weyerhaeuser Designees, the Board is expected to continue to consist of those persons who are currently directors of Willamette who do not resign.

Directors whose terms of office expire in 2002

     Winslow H. Buxton, age 62, has been a director of the Company since February 1999. Mr. Buxton is Chairman and a director of Pentair, Inc., a diversified manufacturing company that sells general industrial equipment and specialty products. He is also a director of Bemis Company, Inc. and The Toro Company. He retired in December 2000 as Chief Executive Officer of Pentair, Inc.(2)(3)

     G. Joseph Prendergast, age 56, has been a director of the Company since 1996. Mr. Prendergast served as President and Chief Operating Officer of Wachovia Corporation, a bank holding company, from April 1999 until his retirement in January 2001. Prior to becoming President and Chief Operating Officer, he was Senior Executive Vice President of Wachovia Corporation from October 1997 until April 1999 and Executive Vice President from October 1988 until October 1997. Mr. Prendergast served as a director of Wachovia Corporation and Wachovia Bank N.A. from April 1999 until his retirement in January 2001. He also served as a director of Wachovia Bank of Georgia, Wachovia Bank of South Carolina and Wachovia Bank of North Carolina from April 1994 until April 1999. Mr. Prendergast is also a director of The Georgia Power Company.(1)(3)

     William Swindells, age 71, has been a director of the Company since 1964. For more than five years, Mr. Swindells has served as Chairman of the Board. He served as Chief Executive Officer of Willamette from November 1997 until December 1998, as well as for more than five years prior to September 1995. Mr. Swindells is also a director of Oregon Steel Mills, Inc., StanCorp Financial Group, Inc., and Airborne, Inc.(1)

Directors whose terms of office expire in 2003

     Gerard K. Drummond, age 64, has been a director of the Company since 1991. From July 1993 to June 1998, Mr. Drummond was of counsel to the law firm of Stoel Rives LLP. Previously, he was Chairman of the Board of NERCO, Inc., a natural resources company, its

Chief Executive Officer (except during the period February 1992 to November
1992), and Executive Vice President of PacifiCorp, a public utility company.(1)(2)

     Stuart J. Shelk, Jr., age 57, has been a director of the Company since 1983. Mr. Shelk is Managing Director of Ochoco Management, Inc., which is the managing general partner of Ochoco Lumber Company, a lumber manufacturer. Mr. Shelk has been responsible for managing Ochoco Lumber Company for more than five years. Mr. Shelk is also a director of Prineville Bancorp.(1)(3)

     Michael G. Thorne, age 61, has been a director of the Company since February 2000. Mr. Thorne became executive director of Washington State Ferries, a ferry system operated by the State of Washington, in January 2002. From 1991 to May 2001, he was executive director of the Port of Portland. Mr. Thorne is also a director of StanCorp Financial Group, Inc.(2)

Directors whose terms of office expire in 2004

     Thomas M. Luthy, age 64, has been a director of the Company since June 2001. Mr. Luthy served as Senior Vice President, Wood Products, of Weyerhaeuser from April 1995 until his retirement in June 1999. Since 1997, Mr. Luthy has been a member of the Citizens Oversight Panel of Sound Transit (Seattle area public transportation agency).

     Robert C. Lane, age 68, has been a director of the Company since
June 2001. Mr. Lane served as Vice President and General Counsel of Weyerhaeuser from April 1980 until his retirement in February 1997. Since July 1998, Mr. Lane has been a member, and is currently secretary, of the Public Utility Board for the City of Tacoma, Washington.(1)

     Evelyn Cruz Sroufe, age 56, has been a director of the Company since June 2001. Ms. Sroufe worked in transition assistance with Microsoft Corporation from January 2000 until November 2001. From May 1998 to January 2000, she served as Senior Vice President, Worldwide Operations, of Visio Corporation. Ms. Sroufe is a partner at the law firm of Perkins Coie LLP, and was previously a partner at the firm from December 1985 to May 1998.(3)

----------
(1)  Member of the Company's executive committee.
(2) Member of the Company's compensation and nomination committee (the "Compensation Committee"). The Compensation Committee, which met once during 2001, reviews the compensation of the Company's directors and officers prior to consideration of such matters by the Board as a whole and administers the Company's 1986 Stock Option and Stock Appreciation Rights Plan (the "1986 Plan"). A separate committee consisting of Messrs. Drummond, Buxton and Thorne is responsible for administration of the 1995 Long-Term Incentive Compensation Plan (the "1995 Plan"). The committee did not meet during 2001. The Compensation Committee also makes recommendations to the Board concerning nominations of directors and selection of executive personnel.
(3) Member of the Company's audit committee (the "Audit Committee"). The Audit Committee, which met two times during 2001, is responsible for: (i) recommending independent auditors annually for selection by the Board, (ii) reviewing the effect of changes in accounting standards, policies and practices and the scope of audit proposed to be performed, (iii) reviewing the results of the past year's audit and independence issues with the independent auditors, and (iv) reviewing the independent auditors' suggestions and comments with respect to internal financial and operational controls, including monitoring the steps taken to implement suggestions by the independent auditors.

BOARD MEETINGS

     In 2001, the Board of Directors met nine times. During 2001, each incumbent director attended at least 75%, in the aggregate, of all meetings of the Board and the committee(s) on which such director served.

HOLDERS OF THE COMMON STOCK

     The following tables give certain information concerning the holdings of Common Stock of (i) each person known to the Company to be the beneficial owner of more than 5 percent of the outstanding Common Stock and (ii) each of the directors and nominees, each of the named executive officers referred to in the Summary Compensation Table below, and the Company's current directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

Five Percent Beneficial Owners

-----------------------------------------------------------------------------------------------------------------------------


                                 Shares of Common Stock                                             Percent of Outstanding
       Name and Address            Beneficially Owned       Nature of Beneficial Ownership (a)      Willamette Common Stock
-----------------------------------------------------------------------------------------------------------------------------

Wells Fargo & Company*                  2,617,020                Sole Voting                              2.38%
420 Montgomery Street                   5,554,515                Shared Voting                            5.05%
San Francisco, California                 163,748                Sole Disposition                         0.15%
94104                                   4,749,360                Shared Disposition                       4.32%
                                       10,404,155                Total                                    9.46%
-----------------------------------------------------------------------------------------------------------------------------

--------
* As of 12/31/01


Directors, Nominees and Executive Officers

-----------------------------------------------------------------------------------------------------------------------------

                                       Shares of Common Stock Beneficially
Name                                       Owned at January 24, 2002(a)                  Percent of Outstanding Common Stock
-----------------------------------------------------------------------------------------------------------------------------
Winslow H. Buxton                                 5,532 (b)(d)                                         0.01%
Marvin D. Cooper                                123,881 (b)(c)                                         0.11%
-----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Gerard K. Drummond                       10,800 (d)                                             0.01%
William P. Kinnune                       117,084 (c)                                            0.11%
Robert C. Lane                           0                                                      0.00%
Thomas M. Luthy                          0                                                      0.00%
Duane C. McDougall                       204,051 (b)(c)                                         0.18%
J.E. McMillan                            91,399 (c)                                             0.08%
Michael R. Onustock                      151,150 (c)                                            0.14%
G. Joseph Prendergast                    8,100 (d)                                              0.01%
Steven R. Rogel                          56,324                                                 0.05%
Stuart J. Shelk, Jr.                     1,509,270 (b)(d)                                       1.37%
Evelyn Cruz Sroufe                       0                                                      0.00%
William Swindells                        3,917,376 (b)(d)                                       3.55%
Michael G. Thorne                        2,534 (d)                                              0.00%
All directors and executive officers
as a group (15 persons)                  6,173,514 (b)(c)(d)                                    5.56%
----------------------------------------------------------------------------------------------------------------------

--------
(a) Common Stock is included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares of Common Stock. Inclusion of shares of Common Stock in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.

(b) Includes shares of Common Stock as to which the individual shares voting and dispositive power as follows: Mr. Buxton, 1,000 shares; Mr. Cooper, 1,400 shares; Mr. McDougall, 32 shares; Mr. Shelk, 18,120 shares; and Mr. Swindells, 1,905,788 shares.

(c) Includes shares of Common Stock subject to employee stock options exercisable within 60 days after January 24, 2002, under the Company's 1995 Plan and 1986 Plan as follows: Mr. Cooper, 90,378 shares; Mr. Kinnune, 107,891 shares; Mr. McDougall, 180,657 shares; Mr. McMillan, 57,632 shares; Mr. Onustock, 97,891 shares; and all executive officers as a group, 564,818 shares.

(d) Includes shares of Common Stock subject to options exercisable within 60 days after January 24, 2002, under the non-employee director provisions of the 1995 Plan as follows: Mr. Buxton, 3,200 shares; Messrs. Drummond and Shelk, 6,800 shares each; Mr. Prendergast, 5,600 shares; Mr. Swindells, 177,090 shares; Mr. Thorne, 1,734 shares; and all non-employee directors as a group, 201,224 shares.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the annual change in the cumulative total shareholder return on the Common Stock with the cumulative total return of the S&P 500 Stock Index and the cumulative total return of the S&P Paper & Forest Products Index. The graph assumes investment of $100 on December 31, 1996, and reinvestment of dividends.


                                                      Cumulative Total Return
---------------------------------------------------------------------------------------------
                                 12/96      12/97      12/98      12/99      12/00      12/01

WILLAMETTE INDUSTRIES, INC.     100         94        100        141        146        165

S&P 500                         100        133        171        208        189        166

S&P PAPER & FOREST PRODUCTS     100        107        109        153        125        128



                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information concerning the compensation of the Company's chief executive officer and each of the Company's four other most highly compensated executive officers (the "named executive officers") for each of the years in the three-year period ended December 31, 2001.

-----------------------------------------------------------------------------------------------------------------
                                                                      Long-Term
                                                                  Compensation Awards
-----------------------------------------------------------------------------------------------------------------
                                                                    Number of
                                                Annual              Securities
                                                Compensation        Underlying Options    All Other
Name and Principal Position(1)  Year            Salary                (#)                 Compensation (2)
-----------------------------------------------------------------------------------------------------------------
Duane C. McDougall              2001               $1,266,667            170,010               $26,648
President and Chief Executive   2000                1,033,333             80,030                25,807
Officer                         1999                  866,667             50,800                26,936
-----------------------------------------------------------------------------------------------------------------
William P. Kinnune              2001                  564,000             45,530                30,129
Executive Vice President        2000                  528,000             32,010                30,390
                                1999                  498,333             20,620                32,401
-----------------------------------------------------------------------------------------------------------------
Michael R. Onustock             2001                  564,000             45,530                24,389
Executive Vice President        2000                  528,000             32,010                23,493
                                1999                  497,667             20,530                24,607
-----------------------------------------------------------------------------------------------------------------
Marvin D. Cooper                2001                  520,000             40,470                22,971
Executive Vice President        2000                  453,333             25,410                21,729
                                1999                  383,333             14,820                20,728
-----------------------------------------------------------------------------------------------------------------
J.E. McMillan                   2001                  510,000             37,940                22,229
Executive Vice                  2000                  416,667             22,230                20,891
President                       1999                  333,333             12,700                21,751
-----------------------------------------------------------------------------------------------------------------

--------

(1)  Includes principal capacities in which each officer served during 2001.

(2) The amounts shown for 2001 represent (i) Company contributions to its Stock Purchase Plan ("401(k) Plan"), a qualified plan under Section
     401(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for the benefit of each of the named executive officers and to its 1993 Deferred Compensation Plan for the benefit of such officers to the extent contributions would have been made to the 401(k) Plan had compensation subject to such plan included deferred compensation and had the Internal Revenue Code limits not been applicable and (ii) the imputed value to the named executives of a portion of the premiums paid for life insurance policies under which they are entitled to receive an interest in the cash surrender value. The amounts attributable to (i) 401(k) Plan and 1993 Deferred Compensation Plan contributions and (ii) the imputed value of premiums, respectively, for each of the named executives for 2001 are as follows: Mr. McDougall, $17,500, $9,148; Mr. Kinnune, $17,500, $12,629; Mr. Onustock, $17,500, $6,889; Mr. Cooper, $17,500,
     $5,471; and Mr. McMillan, $17,500, $4,729.

Option Grants in Last Fiscal Year

     The following table provides information as to options to purchase Common Stock granted to the named executive officers during 2001 pursuant to the Company's 1995 Plan. No stock appreciation rights ("SARs") were granted to any named executive officers during 2001.

                              Individual Grants (1)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Potential Realizable Value at
                                                                                                     Assumed Annual Rates of Stock
                                     Number of         Percent of                                    Price Appreciation for Option
                                     Securities      Total Options                                   Term (4)
                                     Underlying        Granted to                                    -------------------------------
                                  Options Granted     Employees in    Exercise Price   Expiration
             Name                       (2)           Fiscal Year      Per Share(3)       Date
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              5%             10%
------------------------------------------------------------------------------------------------------------------------------------
Duane C. McDougall                    170,010            15.55%           $47.16         3/7/11           $5,042,271     $12,778,104
William P. Kinnune                     45,530             4.17%            47.16         3/7/11            1,350,359       3,422,076
Michael R. Onustock                    45,530             4.17%            47.16         3/7/11            1,350,359       3,422,076
Marvin D. Cooper                       40,470             3.70%            47.16         3/7/11            1,200,286       3,041,761
J.E. McMillan                          37,940             3.47%            47.16         3/7/11            1,125,250       2,851,604
------------------------------------------------------------------------------------------------------------------------------------

--------

(1) On January 28, 2002, pursuant to the recommendation of the Compensation Committee and consistent with industry practices and in the ordinary course of business, the Board determined to grant to eligible employees options to acquire shares of Common Stock and granted executive officers of Willamette options to acquire an aggregate of 422,880 shares of Common Stock. These options are not reflected in the table above because they were granted subsequent to the Company's 2001 fiscal year end.

(2) Options were granted for the numbers of shares indicated at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options, which have terms of ten years and two days, become exercisable as follows: 33 1/3 percent after one year, an additional 33 1/3 percent after two years, and the remainder after three years; provided, that the options will become exercisable in full upon the officer's death, disability or retirement. See "Termination of Employment and Change in Control Arrangements and Related Matters."

(3) Subject to certain conditions, the exercise price and tax withholding obligations related to exercise may be paid by delivery of previously acquired shares of Common Stock.

(4) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually over the full term of the options. There can be no assurance that the Common Stock will appreciate at any particular rate or at all.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     Information regarding exercises of stock options by the named executive officers during 2001 and unexercised options held by them as of December 31, 2001, is summarized in the table set forth below. The named executives did not exercise any SARs during 2001 and did not hold any in-the-money SARs at year-end.

----------------------------------------------------------------------------------------------------------------------
                                                        Number of Shares Underlying    Value of Unexercised
                                                        Unexercised Options at         In-the-Money Options at
                                                        December 31, 2001              December 31, 2001(2)
----------------------------------------------------------------------------------------------------------------------
Name                            Number of    Value
                                 Shares      Realized
                               Acquired on      (1)
                                 Exercise               Exercisable   Unexercisable    Exercisable     Unexercisable
----------------------------------------------------------------------------------------------------------------------
Duane C. McDougall                  0           $0           180,657          183,633     $ 2,106,472      $1,451,394
William P. Kinnune                  0           $0           127,291           58,569       2,096,425         506,707
Michael R. Onustock              16,000      $367,022        113,891           58,539       1,810,850         506,561
Marvin D. Cooper                  5,720      $165,094         96,098           48,862       1,742,330         414,028
J.E. McMillan                       0           $0           127,291           44,348         871,604         370,165
----------------------------------------------------------------------------------------------------------------------


(1) Represents the difference between the fair market value of the shares of Common Stock received on exercise of stock options at the date of exercise and the option exercise price.

(2) Calculated based on the difference between the closing sale price of the Common Stock, $52.12, reported on the New York Stock Exchange on December 31, 2001, and the aggregate exercise price of the unexercised options. All options reflected in the table were granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Pension Plan

     The retirement plan ("Retirement Plan") that the Company maintains for its salaried employees (including officers) provides for payment of retirement benefits generally based upon an employee's years of service with the Company and compensation level. Funding of the Retirement Plan is actuarially determined. The Company also maintains a supplemental retirement plan ("Supplemental Plan") under which salaried employees (including officers) receive retirement benefits substantially equal to those the Retirement Plan would have provided but for certain limitations required by the Internal Revenue Code. On January 28, 2002, the Company's Board of Directors approved an amendment to the Supplemental Plan to enable four employees without 15 years of vesting credits to begin drawing benefits at age 55 at a reduced rate.

     The following table shows the aggregate estimated annual benefits payable under the Retirement Plan and the Supplemental Plan upon retirement (assuming normal retirement at age

65) for unmarried employees at specified compensation levels (based upon the highest average of five consecutive years) with various years of service (assuming continuous full-time employment with the Company from date of hire to date of retirement):

                                Years of Service

----------------------------------------------------------------------------------------------------------------------
Remuneration                15              20              25              30               35              40
----------------------------------------------------------------------------------------------------------------------
    $ 400,000             96,042         128,056         160,070          192,083         224,097         254,097
      500,000            120,792         161,056         201,320          241,583         281,847         319,347
      600,000            145,542         194,056         242,570          291,083         339,597         384,597
      700,000            170,292         227,056         283,820          340,583         397,347         449,847
      800,000            195,042         260,056         325,070          390,083         455,097         515,097
      900,000            219,792         293,056         366,320          439,583         512,847         580,347
    1,000,000            244,542         326,056         407,570          489,083         570,597         645,597
    1,100,000            269,292         359,056         448,820          538,583         628,347         710,847
    1,200,000            294,042         392,056         490,070          588,083         686,097         776,097
    1,300,000            318,792         425,056         531,320          637,583         743,847         841,347
    1,400,000            343,542         458,056         572,570          687,083         801,597         906,597
    1,500,000            368,292         491,056         613,820          736,583         859,347         971,847
----------------------------------------------------------------------------------------------------------------------

     Compensation used in determining retirement benefits consists of the employee's regular fixed salary, including amounts deferred at the election of the employee and contributed to the Company's 401(k) Plan. With respect to the named executive officers, such compensation is the amount shown for the officers under "Salary" in the Summary Compensation Table above.

     The credited years of service for each of the named executive officers is as follows: Mr. McDougall, 22; Mr. Kinnune, 40; Mr. Onustock, 29; Mr. Cooper, 22; and Mr. McMillan, 30.

     The benefits payable upon retirement are single-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts. The level of benefits is based in part upon the average of the Social Security wage bases for the 35 years ending with Social Security retirement age. Amounts shown in the table are based upon the Social Security covered compensation for an employee attaining age 65 in 2001. Retirement benefits may be reduced from the amounts shown in the case of early retirement (or other early termination of employment), in the case of a married employee whose benefits are paid in the form of a joint and survivor annuity and in the case of an employee whose employment with the Company has not been continuous. Special provisions in the Retirement Plan may apply in the case of death or disability or upon a change in control of the Company; there are also provisions relating to the computation of years of service for vesting or benefit purposes in the case of service with certain employers acquired by the Company at various times in the past.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

Compensation Committee

     During 2001, Messrs. Buxton, Drummond and Thorne served on the Company's Compensation Committee, as well as former directors Kenneth W. Hergenhan and Benjamin R. Whiteley (served until June 2001).

Transactions and Relationships

     Ochoco Lumber Co. sells wood products to, and purchases such products from, the Company in the ordinary course of business at prevailing market prices. During 2001, such transactions amounted to approximately $726,000. Mr. Shelk is Managing Director of the managing general partner of Ochoco Lumber Co.

     In the ordinary course of business at prevailing market prices, the Company obtained credit and other banking and financial services from Wachovia Corporation. For the year 2001, such financial services amounted to approximately $323,000. Mr. Prendergast retired from his position as President and Chief Operating Officer of Wachovia Corporation in 2001.

                      REPORT OF THE COMPENSATION COMMITTEE

     It is the responsibility of the Compensation Committee to oversee the compensation of officers of the Company (24 persons). The Compensation Committee's salary recommendations, when approved by the Board, set the levels of compensation for all officers. In addition, the Compensation Committee hears reports from the Company's chief executive officer, and considers the performance of individual officers, planned succession and related matters. In 1996, responsibility for the administration of the 1995 Plan, including selecting the officers and other key employees to receive awards and for determining types, amounts and terms of such awards, was assigned to a separate committee (the "Awards Committee"), presently consisting of Messrs. Drummond, Buxton and Thorne.

     The compensation policy of the Company recognizes that the Company's business is the conversion of timber and wood fiber into products which are largely of a commodity nature and that the Company is integrated "from the stump to the customer" with only the chief executive officer responsible for all operations. For these two reasons--little control of sales prices in commodity markets and little individual control over material costs and transfer prices of specific business segments--the Company has not ordinarily compensated employees with cash bonuses or other forms of short-term incentive compensation. The Company's policy is to pay salaried employees, including all officers, base salaries only, with incentive compensation coming in the form of longer-term programs such as stock options, stock appreciation rights or restricted stock.

     From time to time, including in 2001, the Compensation Committee receives reports from compensation consultants regarding competitive industry salaries and long-term incentive compensation programs. The Company also participates in industry-wide salary surveys and conducts its own annual review of compensation information in proxy statements of competing companies. From these sources, the Compensation Committee evaluates compensation levels of a peer group of thirteen other forest products companies which the Compensation Committee, based on its general knowledge of the forest products industry, believes are comparable to the Company. The Company uses these evaluations when reviewing and approving management's recommendations regarding compensation. The thirteen companies constituting the peer group include the other eight companies in the S&P Paper & Forest Products Index referred to under "Stock Performance Graph" above and five other forest products companies.

     In arriving at salary recommendations to the Board for individual officers effective May 1, 2001, the Compensation Committee considered cash compensation paid by the peer group to officers in comparable positions and taking into account available information concerning comparable levels of responsibility, recommendations by the Company's chief executive officer, relative responsibilities compared to other officers and employees in the Company, and various other factors including experience and performance. Each recommended salary was intended to be within the range of and competitive with the cash compensation paid to comparable positions within the industry. In formulating its salary recommendations, the Compensation Committee did not consider stock options and other non-cash compensation programs of the peer group companies or the stock options granted to Company officers.

     Effective May 1, 2001, based on the recommendation of the Compensation Committee, the Board increased Mr. McDougall's annual salary level by 18.5 percent to $1,350,000. In recommending the increase in Mr. McDougall's salary, the Compensation Committee considered salary levels of chief executive officers in the Company's peer group, the responsibilities of the position, and Mr. McDougall's performance and expectations.

     As an incentive to stock ownership by employees and as a form of long-term incentive compensation, stock options have been awarded annually to selected key employees. During 2001, stock options were granted by the Awards Committee based on a formula relating to base salary and the Company's return on shareholders' equity ("ROE"). The formula does not take into account the number of stock options previously granted to an officer. Under the formula, a target number of options for each officer is determined by dividing a percentage of the officer's salary (ranging, based on level of responsibility, from 170 percent for vice presidents to 550 percent for the chief executive officer) by the market price of the Common Stock at the date of grant. The target number is subject to adjustment based on the Company's ROE for its most recent fiscal year. No adjustment is made if the Company's ROE exceeds the weighted average ROE of eighteen forest products companies by up to 1 percentage point as determined from published financial reports. If the specified margin is not achieved, the options are reduced proportionately by up to 50 percent of the target number. If the specified margin is achieved, the options are increased proportionately to up to 150 percent of the target number. The Company's 2001 ROE exceeded the published industry composite by 6.42 percentage points. Accordingly, option grants in 2001 were increased to 132.52 percent of the target number.

     Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to the Company for compensation over $1 million paid to the Company's chief executive officer or any of its four other most highly compensated executive officers unless such compensation is payable only on account of the attainment of one or more performance goals as determined by a Board committee comprised solely of two or more outside directors and otherwise qualifies as performance based pursuant to Section 162(m). The Company does not have a policy favoring forms of compensation to executive officers that qualify as performance based pursuant to Section 162(m). However, responsibility for the administration of the 1995 Plan was assigned to the Awards Committee, which is comprised solely of outside directors, so that stock options granted under the 1995 Plan may qualify as performance based within the meaning of Section 162(m).

                             Compensation Committee

                             Gerard K. Drummond, Chairman
                             Winslow H. Buxton
                             Michael G. Thorne




                            COMPENSATION OF DIRECTORS

Fees

     Each director of the Company who is not also an employee of the Company or a subsidiary (a "non-employee director") receives a retainer fee of $30,000 per year. Committee chairs receive an additional retainer of $2,500 per year. In addition, each non-employee director receives a fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended.

     In November 1999, the Company adopted the 1999 Deferred Compensation Plan for non-employee directors pursuant to which they may elect to defer directors' fees. The plan, which is unfunded, replaced a prior deferred compensation plan; amounts deferred under the prior plan have been transferred to accounts under the new plan. Deferred amounts accrue increases or decreases as if they were invested in one or more of the investment funds available under the Company's 401(k) Plan as specified by a participating director.

     In conjunction with the adoption of the 1999 Deferred Compensation Plan, the Company terminated its retirement plan for non-employee directors. For active directors, effective January 1, 2000, the present value of the benefits accrued under the prior retirement plan was transferred to accounts under the Deferred Compensation Plan and is treated as invested as described above.

Stock Options

     Under the 1995 Plan, each person who was a non-employee director at the date of the 1995 annual meeting of shareholders was granted an option to purchase 2,000 shares of Common Stock (an "Initial Option") and each person who subsequently became a non-employee director, other than a former officer of the Company or a subsidiary, was also granted an Initial Option. In addition, on the date of each subsequent annual meeting of shareholders, an option for 1,200 shares of Common Stock (2,000 shares commencing with the 2001 annual meeting) (an "Annual Option") has been granted to each person who was then a non-employee director and who was continuing to serve as a director, including former officers of the Company or its subsidiaries.

     Options granted to non-employee directors under the 1995 Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, have terms of ten years and two days, and are exercisable as specified (i) in note (2) to the table under "Option Grants in Last Fiscal Year" above and (ii) under the heading "Termination of Employment and Change in Control Arrangements and Related Matters" below. Accordingly, the Annual Options granted to the non-employee directors on the date of the 2001 annual meeting were granted at an exercise price of $48.78 per share, the fair market value of the Common Stock on that date. The Initial Options granted to Messrs. Lane and Luthy and Ms. Sroufe in July of 2001 were granted at an exercise price of $49.49, the fair market value of the Common Stock on the date of grant.

Consulting Agreement

     The Company entered into a consulting agreement with Mr. Swindells effective upon his ceasing to be chief executive officer of the Company under which Mr. Swindells agreed to provide consulting services to the Company. Under the consulting agreement, Mr. Swindells received consulting fees equal to $120,000 during 2001 as well as certain secretarial services and office space, and was reimbursed for certain expenses including dues for a business club. The consulting agreement provides that, while Mr. Swindells receives fees under the agreement, he will not receive the annual retainer fees payable to other non-employee directors of the Company. The consulting agreement was renewed in December 2001 and is renewable for an additional year unless terminated by either party upon 30 days' notice prior to renewal.


                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board assists the Board in the discharge of its fiduciary obligations to the Company's shareholders relating to the quality and integrity of the Company's financial statements, its accounting and reporting practices, and the independence and performance of the Company's outside auditor and performance of its internal accounting staff. The Audit Committee is comprised of four directors, each of whom has been determined by the Board to meet the independence and financial literacy requirements set forth in the corporate governance listing standards of the New York Stock Exchange, on which the Common Stock is listed. A written charter revised by the Board on February 8, 2001 governs the Audit Committee's activities. The Audit Committee held two meetings during 2001.

     In discharging its responsibilities, the Audit Committee and its individual members have met with management, the internal auditor, and the Company's outside auditor, KPMG LLP ("KPMG"), to review the Company's accounting functions and the audit process and to discuss the Company's audited financial statements for the year ended December 31, 2000 as well as the accounting functions, process and audit plan for December 31, 2001. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. The Audit Committee has also received from its outside auditor a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the outside auditor any relationships that may adversely affect its objectivity and independence.

     Based on its review and discussions with management and the Company's outside auditor, the Audit Committee recommended to the Board that the Company's audited financial statements for the year ended December 31, 2000, be included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission. In addition, the committee chair met with internal management and KPMG prior to each quarterly earnings release for 2001 for the purpose of answering questions about the Company's consistent application of its accounting principles, processes and procedures.



                                                  Audit Committee:

                                                  Stuart J. Shelk, Jr., Chairman
                                                  Winslow H. Buxton
                                                  G. Joseph Prendergast
                                                  Evelyn Cruz Sroufe



                 TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
                        ARRANGEMENTS AND RELATED MATTERS

Change in Control Agreements

     The Company has agreements (the "CIC Agreements") with certain of its key employees, including the named executive officers, all other officers, and the Senior Employees (defined below), that provide for severance compensation for the employees in the event their employment with the Company is terminated subsequent to a Change in Control (defined below) of the Company under the circumstances set forth in the CIC Agreements. Pursuant to the CIC Agreements, each employee has agreed to remain in the Company's employ following a tender offer or exchange offer for more than 20 percent of the Company's outstanding voting securities until such offer has been abandoned or terminated or a Change in Control has occurred and unless the Company reduces the employee's compensation.

     If, within 36 months following a Change in Control, the employee's employment with the Company is terminated by the Company without Cause (defined below) and other than by reason of disability or death or by the employee with Good Reason (defined below), then the Company is required to pay to the employee, upon demand, his full base salary through the date of termination at the rate in effect on the date of the Change in Control, plus severance compensation in an amount equal to the Applicable Percentage (defined below) multiplied by the sum of (a) his annual base salary at the above-specified rate, plus (b) the average of the two most recent annual incentive compensation grants (if any) paid or accrued for his benefit (prior to any deferrals) prior to the date on which the Change in Control occurs, including compensation attributable to the value of stock options or SARs (based on the Black-Scholes option pricing model) and restricted stock granted during those two grant periods, plus (c) the average annual matching contributions made by the Company on his behalf to the Company's Stock Purchase Plan and 1993 Deferred Compensation Plan in respect of the two fiscal years of the Company last ended prior to the fiscal year in which the Change in Control occurs. The employee will also be entitled to a cash payment equal to the sum of
(A) the excess of the Change in Control Price (defined below) over the option price for each share covered by outstanding unexercised options (whether or not then exercisable) to purchase Common Stock held by the employee on the date the Change in Control occurs (unless exercised before the payment is made) plus (B) the product of the Change in Control Price and the number of shares covered by outstanding restricted stock awards. Any severance payments otherwise payable under the CIC Agreements will be reduced by amounts payable under other Company plans or employment agreements providing for severance benefits. Special payment provisions apply in the event of the employee's death or disability.

     The CIC Agreements further provide for the continuation of all employee benefit plans and arrangements, with certain exceptions, until the earlier of the expiration of the Benefit Term (defined below) or attaining the age of 65 following termination of employment after a Change in Control except by death, by the Company for Cause or disability or by the employee other than for Good Reason. Each employee party to a CIC Agreement is also entitled to be reimbursed for reasonable amounts incurred for outplacement services and for any reasonable legal fees and expenses he may incur in enforcing his rights under the CIC Agreement. The CIC Agreements also provide for reimbursement for any excise tax imposed on such benefits plus any related federal, state, and local income and excise taxes imposed on such reimbursement payments.

     The CIC Agreements will continue in effect until December 31, 2002, and will be extended for an additional year on each January 1 thereafter unless either the Company or the employee gives 90 days' prior notice that the CIC Agreement shall not be extended. In the event of a Change in Control while the CIC Agreements are in effect, the CIC Agreements are automatically extended for three calendar years beyond the calendar year in which the Change in Control occurs. The CIC Agreements terminate upon termination of employment prior to a Change in Control and will not extend beyond an employee's normal retirement date under the Retirement Plan.

     The total amount that may be payable to employees of the Company covered by CIC Agreements if, within 36 months following a Change in Control, all of such employees' employment is terminated without Cause or with Good Reason, is $92,712,000 million plus additional payments that may be necessary to reimburse the employees for any excise tax liabilities on such benefits and any related income and excise taxes imposed on such reimbursement payments.

     Complete definitions of Applicable Percentage, Cause, Change in Control, Change in Control Price and Good Reason are included in the CIC Agreements. Summaries of those definitions, which are necessarily incomplete, as well as the definitions of Benefit Term and Senior Employees, are set forth below.

     "Applicable Percentage" means (i) in the case of 24 key employees, 300 percent, (ii) in the case of the Senior Employees, 200 percent and (iii) in the case of one additional employee, 100 percent, in each case reduced (if the employee is age 62 or older as of the date of termination of employment) by 8.33 percent for each full month that his age exceeds 62 at that date.

     "Benefit Term" means (i) in the case of 24 employees, 36 months, (ii) in the case of the Senior Employees, 24 months and (iii) in the case of one additional employee, 12 months.

     "Cause" with respect to the termination of an employee's employment by the Company means termination because, and only because, the employee committed an act of fraud, embezzlement or theft constituting a felony, or an act intentionally against the interest of the Company which causes it material harm, or because of his repeated failure, after written notice, to perform his responsibilities under the CIC Agreement.

     "Change in Control" means, (a) subject to certain exceptions, the acquisition by a person or group of beneficial ownership of 20 percent or more of the combined voting power of the Company's outstanding voting securities, (b) a change in the composition of the Board such that the directors at the date of the CIC Agreement cease to constitute at least a majority of the Board, unless the election or nomination of each new director was approved by two-thirds of the directors then in office other than directors whose initial assumption of office occurs as the result of an actual or threatened election contest or solicitation of proxies other than on behalf of the Board of Directors, (c) with certain exceptions, any reorganization, consolidation or merger of the Company or any sale or other transfer of substantially all its assets or (d) approval by the shareholders of the Company of a plan or proposal for its liquidation or dissolution.

     "Change in Control Price" means the greater of (a) the highest per share sale price for the Common Stock as traded on the New York Stock Exchange on the date of the Change in Control or (b) the total market value of the highest amount of consideration to be received for a share of Common Stock by any shareholder of the Company in connection with the Change in Control.

     "Good Reason" with respect to the termination by an employee of his employment with the Company means (a) subject to certain exceptions, any change in the employee's status or position with the Company which in his reasonable judgment represents a demotion, (b) a reduction in the employee's base salary,
(c) the failure by the Company to continue in effect for the employee certain benefit plans and policies or a material reduction in the employee's future benefits thereunder, (d) the failure of the Company to credit the number of paid vacation days to which the employee is entitled under the Company's normal vacation policy, (e) the transfer of the employee to a different location, (f) the failure of any successor to the Company to expressly assume the Company's obligations under the CIC Agreement, (g) a purported termination by the Company of the employee's employment which is not effected in accordance with the CIC Agreement, (h) a refusal by the Company to continue to allow the employee to engage in certain activities not related to the Company's business, or (i) (with respect to 10 employees only, including the named executive officers, and Greg
W. Hawley, Executive Vice President and Chief Financial Officer) the employee's voluntary termination of employment during the 30-day period commencing with the first anniversary of the Change in Control.

     "Senior Employees" means 36 non-officer employees of the Company that receive an annual salary equal to or greater than $144,000 and certain other employees deemed advisable by the Board.

1995 Long-Term Incentive Compensation Plan

     Upon a change in control, whether or not it is approved by the Board, all options outstanding under the 1995 Plan will become exercisable in full. However, the Awards Committee may, in its discretion (except with respect to certain changes in control that have not been approved by the Board), condition such acceleration of vesting on the option holder's agreement to receive a cash payment (based on the amount being received by the Company's shareholders in connection with the change in control) in exchange for cancellation of the option holder's option. With respect to a change in control approved by the Board, such acceleration of exercisability will only occur if it would not jeopardize the availability of "pooling of interests" accounting treatment. Currently, pooling of interests is not an available method for transactions after June 30, 2001. If an optionee's employment terminates for any reason within two years following a change in control (other than on account of conduct which constitutes a felony), the options will expire upon the earlier of three years after termination of employment or the expiration of their original terms. In addition, upon a change in control that has not been approved by the Board, each holder of an option granted prior to December 21, 2000, may make a "cash exercise" of all or any portion of his or her options. Upon a cash exercise, the option holder will be entitled to receive an amount in cash equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price per share multiplied by the number of options surrendered. A cash exercise may be made only during a 45-day period beginning on the first day following the date on which the Company has knowledge of an actual change in control. For purposes of the 1995 Plan, a change in control is defined to include (i) a change in composition of the Board following December 21, 2000, such that the directors in office on that date, together with any additional directors elected thereafter with the approval of two-thirds of the then directors, cease to constitute at least a majority of the Board, (ii) a merger, reorganization or sale of substantially all the assets of the Company, with certain exceptions, (iii) the acquisition by a person or group (other than certain affiliates of the Company) of 20 percent or more of the combined voting power of the Company's outstanding securities or (iv) the approval by the shareholders of a plan of liquidation or dissolution of the Company.

Employee Retention Plans

     Following commencement of Weyerhaeuser's initial tender offer, the Board and the Compensation Committee continued to consider the recommendations of the Company's human resources consultants, Towers Perrin, and continued to review industry practices concerning change in control severance benefits. In view of the continuing need to minimize employee distraction, to retain employee loyalty and dedication to the Company, to assure their attention to the Company's performance and to provide an incentive to prospective employees to accept offers, the Board and the Compensation Committee approved two employee retention plans in late 2000, a Management Retention Benefits Plan and a Broad-Based Retention Benefits Plan for Salaried Employees, that provide enhanced change in control severance benefits to Willamette's salaried employees other than officers and top management personnel. Under these plans a covered employee will be provided severance protection, continuation of medical benefits, and outplacement assistance if the employee's employment ends (due to involuntary termination without "cause" or resignation for "good reason," as those terms are defined in the plans) after a change in control of Willamette. Severance benefits under the two plans range from three weeks pay per year of service (with a minimum of nine weeks) to six weeks pay per year of service (with a maximum of 104 weeks).

Stock Purchase Plan

     The 401(k) Plan provides that upon a change in control of the Company, all participants' accounts under the 401(k) Plan become immediately and fully vested.

Indemnification and Personal Liability

     Pursuant to the provisions of the Company's Restated Articles of Incorporation and the provisions of indemnification agreements between the Company and each of its directors and officers, the Company is obligated (subject to certain conditions) to hold harmless and indemnify its directors and officers, to the fullest extent authorized under the Oregon Business Corporation Act, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such indemnified person. In addition, as permitted by its Restated Articles of Incorporation, the Company maintains director and officer liability insurance coverage for its directors and officers. The premiums thereon, which are expected to aggregate $495,000 for a twelve-month period, are paid by the Company.

     Under the provisions of the Company's Restated Articles of Incorporation, no director of the Company shall have any personal liability to the Company or its shareholders for monetary damages for conduct as a director, except that the liability of a director for monetary damages is not eliminated or limited for any breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for any distributions that are unlawful under the Oregon Business Corporation Act, for any transaction from which the director derived an improper personal benefit, or for any act or omission that occurred prior to April 21, 1988.

Litigation

  Oregon State Court Litigation

     On November 14, 2000, two shareholders of Willamette filed actions against Willamette and its Board of Directors in Multnomah County (Oregon) Circuit Court, entitled Crandon Capital Partners v. Shelk, et al., Multnomah County Case No. 0011-11691, and Ray Ann Brown v. Willamette Industries, Inc., et al., Multnomah County Case No. 0011-11695. The original complaints alleged that Willamette and the Board breached fiduciary duties in responding to and rejecting an offer from Weyerhaeuser. Willamette and the Board moved to dismiss the complaints, and plaintiffs filed a consolidated amended complaint on January 4, 2001. The amended complaint asserted claims for breach of fiduciary duty, abuse of control, waste and unjust enrichment, and sought an injunction preventing the Board from engaging in conduct designed to deter offers from Weyerhaeuser and requiring Willamette to dismantle its rights plan and retention benefits. Plaintiffs sought expedited discovery in support of their request for preliminary injunctive relief and defendants moved to stay discovery. On January 25, 2001, the court entered an order staying discovery until such time as the court determines that plaintiffs have stated a claim for relief. In response to the court's order, plaintiffs stated that they would again amend their complaint.

     Plaintiffs filed a second amended complaint on December 18, 2001. In the second amended complaint, plaintiffs assert derivative and class action claims against Willamette and the Board for breach of fiduciary duty, abuse of control, waste, and unjust enrichment stemming from the Board's rejection of Weyerhaeuser's offers. Plaintiffs seek a declaration that the Willamette directors have breached their fiduciary duties, an injunction requiring the directors to negotiate with Weyerhaeuser and prohibiting them from acting to deter offers, an accounting of unlawful corporate expenditures, undisclosed compensatory and punitive damages, and attorney fees. Willamette and the Board have not yet responded to the second amended complaint.

     On January 4, 2002, two shareholders of Willamette filed a putative class and derivative action against Willamette, its Chief Executive Officer, and certain members of its Board of Directors in Multnomah County (Oregon) Circuit Court, entitled Wyser-Pratte Management Co., Inc. v. Swindells, Multnomah County Case No. 0211-00085 (the "Wyser-Pratte Complaint"). The Wyser-Pratte Complaint alleges that the Willamette directors breached their fiduciary duties to the Company and its shareholders by, among other things, rejecting Weyerhaeuser's acquisition proposals without engaging in good faith negotiations and without informed consideration of Weyerhaeuser's proposals. Plaintiffs seek (1) an injunction preventing Willamette from consummating a transaction with Georgia-Pacific and from thwarting Weyerhaeuser's tender offer, (2) monetary damages for alleged injuries suffered as a result of the aforementioned breach of fiduciary duties and (3) an award of costs and attorney fees. Defendants have not yet responded to the complaint.

     On January 8, 2002, plaintiffs in Wyser-Pratte filed a Motion for Leave to Shorten Time to Take Discovery and a Motion for Preliminary Injunction seeking to preliminarily enjoin (1) the consummation of any business combination between Willamette and Georgia-Pacific, and (2) any agreement to a termination fee with Georgia-Pacific or the taking of any other action that would have the effect of discouraging Weyerhaeuser from pursuing and consummating a business combination with Willamette. On January 10, 2002, Willamette filed a Motion to Consolidate this action with Crandon Capital Partners and Brown. On January 10, 2002, all pending motions were assigned to Judge Janice Wilson, who presides over the Crandon Capital Partners and Brown actions, for consideration.

     A hearing on the Motion for Leave to Shorten Time to Take Discovery and Motion to Consolidate took place on January 16, 2002. At the hearing, the Court granted Willamette's Motion to Consolidate. The Court also denied the plaintiffs' Motion for Leave to Shorten Time to Take Discovery. A briefing schedule was arranged for Willamette to move to dismiss the complaint. Willamette filed its motion to dismiss on January 18, 2002. A hearing on Willamette's motion is currently scheduled for February 5, 2002.

  Oregon Federal Court Litigation

     On December 18, 2001, a Willamette shareholder filed a derivative action against Willamette, its Chief Executive Officer, its Board of Directors, and Georgia-Pacific in the United States District Court for the District of Oregon, entitled Van Zwoll v. Swindells, Case No. CV01-1829 AS. Plaintiff claims that the Willamette directors breached their fiduciary duties and entrenched themselves by proceeding with a plan to acquire assets of Georgia-Pacific and by refusing to negotiate with Weyerhaeuser. Plaintiff alleges that Georgia-Pacific aided and abetted the Board's breach of its fiduciary duties. Plaintiff also alleges that the directors violated Section 14(e) of the Exchange Act by failing to disclose the existence of negotiations with Georgia-Pacific in a timely manner. Plaintiff seeks a declaration that defendants have breached their fiduciary duties and have violated Rule 14-9(c) under the Exchange Act, an injunction preventing Willamette from consummating a transaction with Georgia-Pacific and from thwarting Weyerhaeuser's tender offer, and an award of costs and attorney fees.

     Plaintiffs moved for a temporary restraining order preventing any transaction with Georgia-Pacific from going forward on January 15, 2002. The motion was withdrawn on January 16, 2002. Georgia-Pacific filed a Motion to Dismiss on January 16, 2002. Plaintiff submitted to the Court a stipulation of dismissal of Georgia-Pacific from this action on January 25, 2002. On January 25, 2002, Willamette's time to answer or move to dismiss was extended through Monday, January 28, 2002.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Exchange Act, holders of more than 10 percent of the Common Stock and directors and certain officers of the Company are required to file reports ("Section 16 Statements") of beneficial ownership of Common Stock and changes in such ownership with the SEC and the New York Stock Exchange. The Company is required to identify in its proxy statements those persons who to the Company's knowledge were required to file Section 16 Statements and did not do so on a timely basis. Based solely on a review of copies of Section 16 Statements furnished to the Company during and with respect to its most recent fiscal year and on written representations from reporting persons, the Company believes that each person who at any time during the most recent fiscal year was a reporting person filed all required Section 16 Statements on a timely basis.